Exhibit 10.1

ASPECT GLOBAL DIVERSIFIED FUND LP

ADVISORY AGREEMENT

This ADVISORY AGREEMENT (the “Agreement”) is entered into as of March 31, 2008 by and among Steben & Company, Inc., a Maryland corporation (the “General Partner”), Aspect Global Diversified Fund LP, a Delaware limited partnership (the “Partnership”), and Aspect Capital Limited, a limited liability company incorporated under the laws of England and Wales (the “Advisor”), whose main business address is Nations House, 103 Wigmore Street, London W1U 1QS, United Kingdom.

RECITAL

WHEREAS, interests in the Partnership will be offered pursuant to a registration statement on Form S-1 as initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on December 13, 2007, and as thereafter amended (SEC File No. 333-148049), under the Securities Act of 1933, as amended (the “1933 Act”), and the rules and regulations promulgated by the SEC thereunder (the “SEC Regulations”); and

WHEREAS, the General Partner is registered as a commodity pool operator with the U.S. Commodity Futures Trading  Commission (“CFTC”) and is a member of the National Futures Association (“NFA”), as well as being a registered broker dealer and investment advisor with the SEC and a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Advisor is a registered commodity trading advisor with the CFTC and a member of the NFA; and

WHEREAS, the Partnership wishes to retain the Advisor to manage a commodity trading account of the Partnership (the “Account”) on an exclusive basis pursuant to the terms and conditions of this Agreement and pursuant to the terms of that certain Exclusivity and Non-Competition Agreement (the “Exclusivity and Non-Competition Agreement”) dated as of even date, that the Partnership shall establish for that purpose; and

WHEREAS, in consideration of entering into this Agreement, the Partnership, the General Partner and the Advisor have entered into the Exclusivity and Non-Competition Agreement.

NOW THEREFORE, the parties agree as follows:

1.           Advisor's Duties

(a)           The Partnership hereby appoints the Advisor as its true and lawful agent and invests with it full power and authority to trade “commodities” (as defined in Section 1(i) below) for the Account in accordance with the Aspect Diversified Program (the “Program”), pursuant to the terms and conditions of this Agreement.  However, nothing in this Agreement or in the Advisor's activities for the Partnership shall cause the Advisor to be a partner of, joint venturer with or have a similar relationship to the General Partner or any other trader for the Partnership.

(b)           The Advisor shall use all reasonable efforts to generate profits for the Account, but makes no assurance that the Account shall be profitable or not incur losses.

(c)           The Advisor shall trade the Partnership’s Account according to the Program, at a notional trading level of approximately 1.20 times (120%) the Net Assets (as defined in Section 2(b) below) of the Account, or such other level as the Partnership may notify the Advisor in writing from time to time.

(d)           In managing the Account pursuant to this Agreement and all other accounts which the Advisor manages from time-to-time, the Advisor shall manage the Account and all such other similar accounts in a good faith effort to achieve an equitable treatment of all accounts under management over time, taking into account the different investment mandates and investment strategies applicable to such accounts, current positions of an account, the relative capitalization and cash availability of an account, leverage ratios and other considerations.

(e)           If position limits restrict the number of positions the Advisor may establish for the Account, it shall use its reasonable efforts to allocate transaction orders equitably between the Account and the other accounts it manages.  In any event, the Advisor shall at all times use its reasonable endeavours to implement a fair and consistent allocation policy which aims to ensure that all clients are treated equitably and positions allocated as nearly as possible in proportion to the assets available for trading of the various accounts managed by the Advisor.

(f)           The Advisor may combine orders for the Partnership with the Advisor’s own orders or orders of any Associate of the Advisor (as defined in the FSA Rules, further details of which are provided in Section 1(l) below) or of some other person connected with the Advisor, or with the orders of any other client of the Advisor. However, the Advisor will only combine orders where the Advisor reasonably considers that it is unlikely that the aggregation of orders will work overall to the Partnership’s disadvantage. Such combination of orders may, on some occasions, produce a more favourable price and, on others, a less favourable price than that which the Partnership would have obtained had the Partnership’s order been executed separately.

(g)           The Advisor shall give up trades for the Account to Newedge Financial, Inc. or Newedge Group (UK Branch), or such futures commission merchants or currency forward counterparties as is mutually agreed upon by the Advisor and the General Partner (the “FCM”).  The Advisor may select its own executing and/or floor brokers for execution of trades and give-up to the FCM.  The Advisor is not responsible for the brokerage commission rates charged to the Partnership.  All purchases and sales of commodities for the Account shall be for the Account and at the risk of the Account.  All commissions and expenses arising from the trading of, or other transactions in the course of the administration of the Account, shall be charged to the Partnership.  The Advisor is not responsible for the actions of the FCMs, executing and/or floor brokers.  The General Partner and the Partnership hereby appoint the Advisor to negotiate and execute “give-up” agreements on behalf of the Partnership.

(h)           The Advisor shall promptly advise the General Partner of any occurrence that renders the Disclosure Document (as defined below) materially inaccurate or materially incomplete, whether as of the date of the Disclosure Document or a later date. The General Partner and the Partnership hereby represent and warrant to the Advisor that they have read and understood the Advisor's Commodity Trading Advisor Disclosure Document dated November 28, 2007 that is set out in Schedule 2 to this Agreement (as amended from time to time) (the “Disclosure Document”), as filed with the CFTC and the NFA and are aware of the risks inherent in the Program. The Advisor shall promptly furnish the General Partner with a copy of any updated or revised version of the Disclosure Document, including supplements thereto.

(i)           As used in this Agreement, the terms “commodities” and “commodity transactions” shall mean and include, without limitation, commodities, futures contracts, forward contracts, swaps, options on futures contracts and physical commodities, spot (cash) commodities, currencies, financial instruments (excluding the cash management activities of the Partnership which may include certificates of deposit, U.S. Treasuries and U.S. Agency securities, commercial paper and any other securities approved by the CFTC for investment of customer funds).

(j)           The Advisor may, in its sole discretion, make changes to the Program from time to time as a result of its ongoing commitment to research and development.  Any such change will not be deemed to constitute a material change to the Investment Objective or Investment Policy (as such terms are defined in the Disclosure Document) and may be made without prior notification to the Partnership, HOWEVER any material change to the Investment Objective and Investment Policy (such change to be determined as material in the Advisor’s reasonable discretion) will only be made upon giving the Partnership at least 20 Business Days’ prior written notice.  For the avoidance of doubt, the addition and/or deletion of commodity interests from the Partnership's portfolio managed by the Advisor shall not be deemed a change in the Investment Objective and Investment Policy and prior written notice to the Partnership shall not be required.

(k)           The General Partner may override any trading instructions by the Advisor if: (i) the General Partner, in its sole discretion, determines them to be in violation of any trading policy of the Partnership (as set forth in Section 3.4 of the Partnership’s limited partnership agreement); (ii) to the extent that the General Partner’s overriding is necessary for the protection of the Partnership; (iii) to terminate the commodities trading of the Partnership; (iv) to comply with applicable laws or regulations; or (v) as and to the extent necessary, upon the failure of the Advisor to comply with a request to make the necessary amount of funds available to the Partnership within five (5) days of such request, to fund distributions or redemptions or to pay the expenses of the Partnership; provided that (x) the Partnership shall inform the Advisor that it has overridden a trading instruction as soon as reasonable practicable after doing so; and (y) the Partnership and the General Partner hereby acknowledge that any such override may reduce the value of such positions relative to the amount that may have been realized if the same had remained subject to the normal course of application of the Program, and that the Advisor shall have no liability for any such reduction in value.

(l)           The Advisor may, without prior reference to any other party, arrange, recommend and/or effect transactions in which, or provide services in circumstances where, the Advisor has, directly or indirectly, an interest or a relationship of any description with another party which may involve a potential conflict with the Advisor’s duty to the Partnership.  The Advisor shall not be liable to account to the Partnership for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions and the Advisor’s fees shall not, unless otherwise provided, be abated thereby. Potential conflicting interests or duties may arise because, for example: (i) the Advisor and its directors, officers and employees may invest in certain funds managed by the Advisor, and may trade for their own proprietary accounts; (ii) any of the Advisor’s directors, officers or employees: (A) holds or deals in investments which are held or dealt in on behalf of the Partnership; or (B) is a director of, holds or deals in securities of or is otherwise interested in, any company whose securities are held or dealt in on behalf of the Partnership; (iii) the Advisor provides discretionary investment management services to other clients and accordingly the Advisor may operate similar trading strategies to the Program for more than one client; (iv) the transaction is in securities issued by a client of the Advisor; (v) the Advisor deals on behalf of the Partnership with or through an “Associate” (as defined in the Conduct of Business sourcebook component of the Handbook of Rules and Guidance of the UK Financial Services Authority, as amended and replaced from time to time) (the “FSA Rules”); and (vi) the Advisor may act as agent for the Partnership in relation to transactions in which it is also acting as agent for the account of other clients.

(m)           On the basis of information available to the Advisor, the Advisor will categorise the Partnership as a Professional Client (as defined by the FSA Rules) and the Partnership will benefit from those regulatory protections afforded to that category in the FSA Rules.  In consequence the Partnership acknowledges that it will not receive the benefit of certain regulatory protections afforded to Retail Clients (as defined by the FSA Rules) including but not limited to:

(i)	imposing requirements as to the form, content and timing of information provided to Retail Clients, including periodic reports and standard-form packed product disclosures;
(ii)	requiring additional information to be obtained from Retail Clients to assess the suitability or appropriateness of certain services provided;
(iii)	requiring Best Execution for Retail Clients to be determined in terms of total consideration, with other factors only being given precedence in limited circumstances;
(iv)	placing certain limitations on the outsourcing of portfolio management to a service provider located in a non-EEA country;
(v)	regulating the handling and recording of complaints by Retail Clients; and
(vi)	conferring rights of access to the United Kingdom Financial Ombudsman Service.

Where the Partnership might otherwise be categorized as an Eligible Counterparty, the Advisor's categorization of the Partnership as a Professional Client is based on the fact that the Advisor is not permitted to treat clients as Eligible Counterparties in relation to the services provided under this Agreement. The Partnership acknowledges that it has the right to request treatment as a Retail Client. The Advisor retains the right to not act as a discretionary investment manager for the Partnership in the event that the Partnership requests categorization as a Retail Client.

For the purposes of this Agreement, “Best Execution” means, in relation to the Advisor’s execution of a transaction or the placing of an order with other persons for execution that result from the Advisor providing services to the Partnership, the best possible result for the Partnership in accordance with the Advisor’s execution policy for complying with the Advisor’s obligation to obtain Best Execution (the information on which is set out in the document entitled "Information on the Advisor's Execution Policy" and which has been disclosed to the Partnership as Schedule 2 hereto, as amended from time to time, which amendments may be delivered via the Advisor’s website as set forth in Section 8(d)) (the “Execution Policy”).

(n)           The Advisor will continue to provide the Partnership with statements and other information about transactions on the basis set out in the Agreement.  The Advisor will not provide information about executed transactions on a transaction by transaction basis.

2.           Compensation

(a)           The Partnership shall pay the Advisor: (i) a monthly management fee payable in arrears equal to 1/12th of 2.0% (2.0% per annum) of the trading value allocated to the Program; and (ii) a quarterly incentive fee payable in arrears equal to 20% of any “Trading Profits” (as defined in Section 2(c) below) generated by the

Advisor in the Account during the quarter.  Payment shall be made within thirty (30) days after the month-end for management fees and within thirty (30) days after each calendar quarter-end for incentive fees after an invoice has been provided to the Partnership by the Advisor.  For avoidance of doubt, because the Advisor shall trade the Account at a notional trading level of approximately 1.20 times (120%) the Net Assets of the Account, the management fee payable monthly in arrears, after including notional amounts, shall be 1/12th of 2.4% (2.4% per annum) of the Account's month-end Net Assets.  If this Agreement is terminated on a date other than the last day of a month, the management fee described above shall be determined as if such date were the end of a month.  If this Agreement is terminated on a date other than the last day of a quarter, the incentive fee described above shall be determined as if such date were the end of a quarter.

(b)           “Net Assets” are the amount of Partnership funds actually deposited in the Account maintained with the FCM or in other accounts of the Partnership increased or decreased by any commodity trading gains or losses (realized and unrealized) in the Account during the month and any interest income earned in the Account during the month and decreased by any accrued but unpaid management or incentive fees from a previous month.

(c)           “Trading Profits” are the sum of: (i) the net of all realized profits and losses on Account commodity positions liquidated during the quarter, plus (ii) the net of all unrealized profits and losses net of accrued brokerage commissions, NFA fees and give up fees on Account commodity positions open as of the quarter-end, minus: (iii) the net of all unrealized profits and losses on Account commodity positions open at the end of the previous quarter-end, and (iv) any cumulative net realized losses (which shall not include incentive fee expenses) from the Advisor’s trading of the Account carried forward from all previous quarters since the last quarter for which an incentive fee was payable to the Advisor, and (v) any fees or expenses of the Account, including all expenses of the Partnership of whatever category (except for accrued incentive fees) paid or accrued.  Trading Profits shall not include interest income earned in the Account.  Trading Profits shall be calculated on the basis of assets allocated to the Trading Advisor. In determining “Trading Profits”, any trading losses generated by the Advisor for the Partnership in prior periods are carried forward, so that the incentive fee is paid only if and to the extent the profits generated by the Advisor for the period exceed any losses (excluding losses relating to redeemed Units) from prior periods.  The loss carry-forward is proportionally reduced if and to the extent the Partnership reduces the amount of assets allocated to the Advisor during a period that a loss carry-forward exists.

(d)           With regard to the loss carry-forward referred to in Section 2(c)(iv) and (v) above, if the Partnership withdraws funds from the Account during a period by reason of redemptions or distributions (but not ordinary expenses), when there is such a loss carry-forward, the loss carry-forward shall be reduced, at the time of the withdrawal, by the percentage obtained by dividing the amount of the withdrawal by the Account's Net Assets immediately before the withdrawal.

(e)           If any payment of incentive fees is made to the Advisor and the Advisor thereafter fails to earn Trading Profits or experiences losses for any subsequent incentive fee period, the Advisor shall be entitled to retain such amounts of incentive fees previously paid to the Advisor in respect of such Trading Profits.

3.           Funding of the Account

The Partnership may allocate or withdraw capital from the Account at any time.  The Partnership shall promptly notify the Advisor, by email or facsimile, of any such allocation or withdrawal, such notice not to be less than one business day, of such allocation or withdrawal (or such lesser notice period as the Advisor and the Partnership may agree in writing from time to time).

The Partnership, and not the Advisor, shall manage the non-commodity transactions of the Account, such as the purchase of U.S. Treasury bills, U.S. Agencies, commercial paper or other short term fixed income instruments.

4.           Discretionary Trading and Funds Transfer Authorization

The Partnership hereby authorizes the Advisor to place orders, in the Advisor's discretion, for the execution of commodity transactions for the Account. The Partnership constitutes and appoints the Advisor as its attorney-in-fact for such purpose, with full authority to act on the Partnership's behalf (except that the Advisor shall not have any authority to withdraw any funds, securities or other property from the Account). Upon the Advisor's request, the General Partner shall deliver to the Advisor, and renew when necessary, a Commodity Trading Authorization form to the above effect.

5.           Errors; Account Statements

The Advisor shall notify the Partnership as soon as reasonably practicable after the Advisor becoming aware of any single human error in the transmission of an order for the Account that directly result in a loss to the Account equal to or greater than 50 basis points (0.5%) of the notional trading level of the Account (“Material Loss”), such Material Loss being determined by the Advisor, acting reasonably and in good faith, in accordance with the Advisor’s allocation policy (a “Material Trading Error”).  In such circumstances, the Advisor shall provide the Partnership with all information that may be reasonably required by the Partnership in order to determine the nature and circumstances of the Material Trading Error, and the Advisor shall agree with the Partnership as soon as reasonably practicable the appropriate action (if any) to take.

Subject to the following, all risks relating to transactions on behalf of the Account (including any trading or system error) shall be borne by the Partnership as principal and, accordingly, all gains or losses accruing on the Account shall belong to or be borne by the Partnership. However, the Advisor shall assume financial responsibility for each Material Trading Error to the extent that such Material Trading Error arises as a direct result of the bad faith, willful misconduct or negligence of the Advisor.

6.           Advisor's Representations and Covenants

The Advisor represents that:

(a)           This Agreement has been duly and validly authorized, executed and delivered on behalf of the Advisor, and when duly executed and delivered by the Partnership and the General Partner, shall be a valid and binding contract of the Advisor enforceable in accordance with its terms.

(b)           The Disclosure Document is, in all material respects, accurate and complete as of the date of the Disclosure Document and as of the date of this Agreement.  The Advisor agrees to promptly provide to the General Partner any updated or revised new versions (including supplements) of the Disclosure Document.

(c)           The Advisor (i) agrees to act as a commodity trading advisor to the Partnership, and specifically, to exercise discretion with respect to the assets of the Partnership allocated to it upon the terms and conditions set forth in this Agreement and in the Partnership’s Prospectus, as hereafter amended with the Advisor’s prior written consent, and (ii) shall have sole authority and responsibility for directing the investment and reinvestment of the assets directly allocated to it in commodities for the term of this Agreement. The General Partner and the Partnership may retain one or more additional commodity trading advisors upon consulting with the Advisor at least 90 days prior to taking such action.

(d)           Subject to reasonable assurances of confidentiality by the General Partner and the Partnership, provide the General Partner, within 30 calendar days of a request by the General Partner, with information comparing the performance of the Partnership’s account and the performance of the Aspect Diversified Fund over a specified period of time.  In providing such information, the Advisor may take such steps as are necessary to assure the confidentiality of the Advisor’s clients’ identities.  The Advisor shall, upon the General Partner’s request, consult with the General Partner concerning any discrepancies between the performance of such other accounts and the Partnership’s Account.  The General Partner acknowledges that different trading programs, strategies or implementation methods may be utilized for different accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts that commence trading at different times, accounts which have different portfolios or different fiscal years and that such differences may cause divergent trading results.

7.           General Partner's and Partnership's Representations and Covenants

The General Partner and the Partnership represent that:

(a)           This Agreement has been duly and validly authorized, executed and delivered and is a valid and binding contract of the General Partner and the Partnership enforceable in accordance with its terms.  The General Partner and the Partnership hereby appoint the Advisor as the Partnership’s sole and exclusive trading advisor.  The Partnership empowers the Advisor to invest and reinvest the assets of the Partnership in commodities on the terms and conditions set forth herein.

(b)           The Partnership is duly formed and validly existing as a Delaware limited partnership with full partnership power to carry out its obligations under this Agreement and its Limited Partnership Agreement.

(c)           The prospectus pursuant to which the Partnership's Units are being offered, as amended and supplemented from time-to-time (collectively, the “Prospectus”), shall not contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, or fail to state any material information required to be disclosed therein under the Commodity Exchange Act, as amended (the “CEA”), the Securities Act of 1933, as amended (the “1933 Act”), and the rules promulgated thereunder; provided, however, that this representation and warranty shall not apply to any statements or omissions made in reliance upon and in conformity with information furnished in writing to the General Partner by the Advisor, including, without limitation, all references to the Advisor and its Affiliates (as defined in Section 10(i) below), controlling persons, shareholders, partners, directors, officers and employees, as well as to such Advisor's trading approach and performance history.

(d)           The General Partner is duly formed and validly existing as a Maryland corporation with full power and authority to carry out its obligations under this Agreement and is registered with the CFTC as a commodity pool operator and is a member of the NFA.

(e)           The Partnership shall make to the Partnership's limited partners (the “Limited Partners”) all disclosures necessary with respect to the retention of the Advisor to manage the Account to comply with the CEA, the CFTC's regulations thereunder, the rules and regulations of the NFA and the applicable state and federal securities laws and regulations.

(f)           There are no actions, suits, proceedings or investigations pending or, to the knowledge of the Partnership, threatened against the Partnership, at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrument or any self-regulatory organization or any commodity exchange.

(g)           The Partnership is not required to be registered as an investment company under the Investment Company Act of 1940, as amended.

(h)           The offer and sale of Units in the Partnership shall be conducted in accordance with all applicable federal and state laws and regulations.

(i)           The General Partner, and any of its duly appointed delegates, shall be responsible for compliance with the US Patriot Act and all relevant anti-money laundering regulations with respect to the Partnership and its Limited Partners.

(j)           The General Partner shall change the name of the Partnership so as to exclude the name of the Advisor if the Advisor ceases to be the sole Advisor for the Partnership, unless otherwise agreed to by the General Partner and the Advisor.

(k)           Neither the General Partner nor the Partnership shall: (A) bring the operations of the Partnership into the United Kingdom; (B) change the Partnership’s domicile to the United Kingdom; or (C) move the General Partner’s domicile to the United Kingdom for VAT purposes.

(l)           The assets of the Partnership are not “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (the “Plan Asset Regulations”).  The Partnership agrees to notify the Advisor as soon as reasonably possible if the assets of the Partnership become “plan assets” under the Plan Asset Regulations.

(m)           The Partnership is not entering into this Agreement as a consequence of any advice given to it by the Advisor.

(n)           The Partnership will act at all times in compliance with the terms of all broker agreements to which it is a party.

(o)           The above representations and warranties shall be continuing during the term of this Agreement and, if at any time, any event has occurred which would make or tend to make any of the foregoing not true, the General Partner shall promptly notify the Advisor.

8.           Execution Policy

(a)           When executing transactions or placing orders with other persons for execution that result from the Advisor providing the services on behalf of the Partnership, the Advisor shall take all reasonable steps to obtain Best Execution (in such manner as that obligation may be satisfied under the FSA Rules) and shall act in good faith and with due diligence in its choice and use of any counterparties.

(b)           The Partnership consents to the Execution Policy and to the Advisor effecting transactions on the Partnership’s behalf outside a regulated market or multilateral trading facility (as such terms are defined in the FSA Rules).

(c)           The Partnership and the General Partner acknowledge that if the Partnership or the General Partner give the Advisor a specific instruction in relation to the execution of an order, this may prevent the Advisor from taking the steps that the Advisor has designed and implemented in the Execution Policy to obtain the best possible result for the execution of that order or in respect of the elements covered by that instruction.  The Advisor may in its absolute discretion choose whether to follow any such instruction from the Partnership or the General Partner.  In the event that the Advisor does choose to follow the Partnership or the General Partner’s instruction, the Advisor will discharge its execution obligations in relation to the order or the specific aspect of the order to which the Partnership or the General Partner’s instruction relates.

(d)           The Advisor shall ensure that the Partnership has access to and/or is notified of amendments to the Execution Policy that are material in the context of this Agreement, no less than 21 days before those amendments take effect.  In this respect the Partnership represents that it has regular access to the internet and consents to the Advisor providing the Partnership with information, including, without limitation, information concerning amendments to the Execution Policy and information about the nature and risks of investments by posting such information on the Advisor's website at www.aspectcapital.com (or such other website as the Advisor may from time to time notify to the Partnership).  Upon any such email notification, the Partnership will be deemed to have consented to any such material change.

9.           Marketing and Other Related Matters

(a)           The Advisor’s marketing personnel, properly licensed with the NFA, shall visit key prospects, such as broker/dealer management or influential financial advisors, or speak at conferences to assist in the marketing of the Partnership from time-to-time at the request of General Partner.

(b)           The Advisor shall receive broker/dealer due diligence officers or third party due diligence firms who seek to visit the Advisor’s office as required by those firms, who may be accompanied by a representative of the General Partner.  This shall be only for firms that the General Partner recommends as highly likely to make sufficient sales to be worth the time and expense.

(c)           The General Partner and the Advisor shall organize, at the Advisor’s expense, four meetings per year in the Washington, D.C. area, or another area to be mutually agreed upon, for select financial advisors from around the United States, with a cap of thirty (30) financial advisors per meeting.  A senior member of the Advisor’s management shall be present at each of these meetings, along with one or more of the Advisor’s marketing personnel.  The General Partner shall invite advisors who have shown evidence of a high probability of significant sales of the Partnership.  These meetings shall serve to familiarize financial advisors with the Partnership, the Advisor and the General Partner.  Expenses billed to the Advisor for the event, including reimbursement to financial advisors for their travel, meals and lodging shall not exceed an average of $1,000 per advisor.

(d)           The General Partner shall organize up to ten (10) regional meetings for financial advisors in various cities around the United States.  The Advisor shall cover all expenses for these meetings, including hotel and meal expenses (including room costs for up to two General Partner personnel) up to a total of $100,000 per year.  These expenses shall not include travel expense reimbursements for financial advisors which shall be met by those financial advisors themselves or the General Partner and not the Advisor.  A sales or marketing representative from the Advisor shall be present at each meeting, along with appropriate personnel from the General Partner.  The possibility of a good quality video/audio link shall be considered to connect to senior management at the Advisor’s home office in London for presentations.  The $100,000 per year expenses cap mentioned above shall also include reimbursement of reasonable travel expenses for due diligence officers and an accompanying representative of the General Partner to visit the Advisor’s offices in London for due diligence purposes as described in 8(b) above and therefore the total expenses payable by the Advisor under 8(b) and 8(d) above shall not exceed $100,000 per year.

(e)           The Advisor shall review its policy of providing expenses and personnel for the meetings referred to in 8(a)-(d) above annually beginning 12 months from the first day of trading of the Partnership.

(f)           The caps on marketing and due diligence expenses payable by the Advisor in 8(b)-(d) above for 2008 shall be prorated reflecting a partial year.

(g)           The General Partner shall be responsible for the preparation of the marketing and due diligence material for the Partnership and the Advisor shall provide the General Partner with all reasonable assistance with regards to marketing material design for the Partnership (e.g., sharing graphic design and other marketing ideas it has developed) and shall write trading and performance commentary to accompany monthly fund statements.

(h)           The General Partner shall have all disclosures or references with regard to the Advisor in all marketing and due diligence material and in the Fund Documents approved by Advisor in writing in advance.

(i)           The General Partner shall provide the Advisor of reasonable prior written notice of the events/meetings described 8(a)-(d) above.

10.           Exculpation; Indemnification

(a)           Exculpation of the Advisor. Except as otherwise set forth herein, the Advisor shall not be liable to the General Partner, Partnership, their Affiliates, successors or permitted assigns for any loss, claim, damage, charge or liability to which they may become subject except by reason of its acts or omissions taken or omitted due to bad faith, willful misconduct or gross negligence or for not having acted in good faith in the reasonable belief that its actions were taken in, or not opposed to, the best interests of the Partnership. The foregoing sentence is intended to limit the liability of the Advisor, and nothing therein shall expressly or impliedly create any liability, duty or responsibility on the part of any person.

(b)           Indemnification By the Advisor. The Advisor agrees to indemnify and hold harmless each of the Partnership and the General Partner and each Affiliate thereof against any loss, claim, damage, charge or liability to which they (or such Affiliate) may become subject to under the 1933 Act, the CEA or otherwise, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon (i) any misrepresentation or breach of any warranty, covenant or agreement of the Advisor contained in this Agreement or (ii) any untrue statement of any material fact contained in the Prospectus, or arises out of or is based upon the omission to state in the Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading (in each case under this clause (ii) to the extent, but only to the extent, that such untrue statement or omission was regarding the Advisor and made in reliance upon and in conformity with information furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA.

(c)           Indemnification By the Partnership and the General Partner. The Partnership and the General Partner jointly and severally agree to indemnify and hold harmless the Advisor and each of its Affiliates against any loss, claim, damage, charge, or liability to which the Advisor or its Affiliates may become subject, insofar as such loss, claim, damage, charge or liability (or actions in respect thereof) arises out of or is based upon: (i) any misrepresentation or breach of any warranty, covenant or agreement of the Partnership or the General Partner contained in this Agreement; (ii) any untrue statement of any material fact contained in the Prospectus, or arises out of or is based upon the omission to state in the Prospectus, a material fact required to be stated therein or necessary to make the statements therein not misleading (excluding in each case under this clause (ii) any untrue statement or omission made in reliance upon and in conformity with information regarding the Advisor that was furnished and approved by the Advisor for inclusion in the Prospectus), including liabilities under the 1933 Act and the CEA; (iii) the management of the Account by the Advisor or the fact that the Advisor acted as a commodity trading advisor of the Partnership if the Advisor acted in good faith and in a manner which it reasonably believed to be in or not opposed to the best interests of the Partnership and provided that the Advisor's conduct does not constitute gross negligence or willful misconduct; (iv) any acts or omissions of the Partnership, the General Partner or any commodity trading advisor to the Partnership; or (v) any act or omission with respect to the Partnership of any other commodity trading advisor of the Partnership.

(d)           Limitations. None of the indemnifications contained in this Section shall be applicable to default judgments, confessions of judgment or settlements entered into by any indemnified party claiming indemnification without the prior consent of the indemnifying party.

(e)           Notice and Defense of Claims. Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, that party shall, if a claim in respect thereof is to be made against an indemnifying party under this Section, notify the indemnifying party of the commencement thereof; but the omission to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party under this Section. In case any such action is sought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation, but shall continue to be liable to the indemnified party in all other respect as heretofore set forth in this Section.

(f)           Retention of Separate Counsel. If the indemnified party reasonably determines that its interest is or may be adverse to the indemnifying party's or that there may be a legal defense available to the indemnified party that is different from, in addition to or inconsistent with a defense available to the indemnifying party, the indemnified party may retain its own counsel and shall be indemnified by the indemnifying party for any expenses reasonably incurred in investigating or defending the action.

(g)           Advances. Expenses incurred by an indemnified party in defending a threatened or asserted claim or a threatened or pending action shall be paid by the indemnifying party in advance of final disposition or settlement of such matter, if and to the extent that the person on whose behalf such expenses are paid shall agree to reimburse the indemnifying party in the event indemnification is not permitted under this Section upon final disposition or settlement.

(h)           Survival. The provisions of this Section shall survive the termination or expiration of this Agreement.

(i)           “Affiliate” means general partner, officer, director, employee, or shareholder, and any general partner, officer, director, employee or shareholder of such shareholder.

11.           Term

(a)           Term and Renewal.  This Agreement shall continue in effect for a period of one year following the end of the month in which the Partnership shall begin to receive trading advice from the Advisor hereunder.  Thereafter, this Agreement shall be renewed automatically for additional one-year terms unless either the Partnership or the Advisor, upon sixty (60) days’ prior written notice given prior to the original termination date or any extended termination date, shall notify the other party of his or its intention not to renew.

(b)           Termination.  Notwithstanding Section 11(a) hereof, this Agreement shall terminate:

(i)           upon written notice by any party to this Agreement to the other of a material breach by the receiving party of any representation, warranty, covenant or agreement set forth in this Agreement, and such material breach has not been remedied within thirty (30) days of such notice;

(ii)           upon written notice by any party to this Agreement to the other that the Partnership’s assets are less than $5,000,000 after the initial twelve (12) months of the Partnership’s commencement of investment operations;

(iii)           upon written notice by any party to this Agreement to the other that it has determined, in good faith, that such termination is required for legal, regulatory, or fiduciary reasons;

(iv)           upon written notice by any party to this Agreement to the other that the Partnership is to be wound up or dissolved; or

(v)           upon sixty (60) days’ prior written notice by any party to this Agreement to the other.

(c)           Termination of the Partnership. The General Partner may terminate the offering of Units in any jurisdiction, or may determine to terminate the Partnership itself, at any time.  Upon termination of the Partnership, or the offering prior to the closing of any sales of Units, this Agreement may be terminated by the Partnership upon seven (7) days prior written notice to the Advisor and, if this Agreement is so terminated, neither the Partnership nor any of its officers, directors, agents or employees shall thereafter have any further obligation to the Advisor under this Agreement except to the extent that there may be advisory fees due to the Advisor prior to any such termination, duties of confidentiality and except for the requirements of the indemnification provisions set forth in Section 9 of this Agreement, and neither Advisor, nor any of Advisor’s directors, agents or employees, shall thereafter have any further obligation to the Partnership, the General Partner or its officers under this Agreement.

(d)           The Partnership and the General Partner hereby acknowledge that any such liquidation of positions in the circumstances contemplated in this Section 11 may reduce the value of such positions relative to the amount that may have been realised if the same had remained subject to the normal course of application of the Program, and that the Advisor shall have no liability for any such reduction in value.

12.           Arbitration

The parties agree that all controversies which may arise in connection with any transaction contemplated by this Agreement or the construction, performance or breach of this Agreement or any other agreement between the parties hereto, whether entered into prior, on or subsequent to the effective date of this Agreement, shall be determined by arbitration, and in accordance with the NFA rules then effective, or if no such rules are then in effect, then the rules then effective of the Chicago Board of Trade; provided, however, that (a) the arbitrator(s) shall be experienced in the matters to be under dispute, (b) the authority of the arbitrator(s) shall be limited to construing and enforcing the terms and conditions of this Agreement as expressly set forth herein, and (c) the arbitrator(s) shall state the reasons for the award in a written opinion. The award of the arbitrator(s), or a majority of them, shall be final, and judgment upon the award may be confirmed and entered in any court, state or federal, having jurisdiction.  Such arbitration shall be held in the State of Maryland or Washington, D.C.

13.           Confidentiality

(a)           The Partnership, the General Partner and their employees or agents acknowledge that all details relating (but not limited) to the Program, the Advisor’s trading programs generally, its systems, methodologies, trading techniques, research, strategies, models and other commercial information (including, for the avoidance of doubt, commodity interest trading advice provided by the Advisor and the terms of this Agreement) (the “Aspect Confidential Information”) are proprietary in nature and strictly confidential and the Partnership and the General Partner acknowledge its proprietary nature and agree to keep all such Aspect Confidential Information secret and strictly confidential in accordance with Section 13(b).  Any commodity trading advice shall not be disseminated in whole or in part, directly or indirectly, to any of the Limited Partners, brokers, brokers' customers, employees, agents, officers, directors or any others, except as necessary to conduct the business of the Partnership or except as required by any applicable law or regulation. Nothing contained in this Agreement shall require the Advisor to disclose any details relating to the Aspect Confidential Information.

(b)           Each party shall treat as strictly confidential all confidential information received or obtained from the other party as a result of entering into or performing this Agreement (including the Aspect Confidential Information) (the “Confidential Information”) save that each party may disclose Confidential Information:
1.	to the extent required by applicable law;
2.	to the extent required by any securities exchange or regulatory or governmental body to which that party is subject;
3.	to its employees who reasonably need to know such information to perform their duties;
4.
to its professional advisers provided that such persons are bound by a duty of confidentiality substantially the same as that of the disclosing party under this Agreement in respect of the Confidential Information disclosed;

5.	where the Confidential Information has come into the public domain through no fault of the disclosing party; or
6.	where the other party has given prior written approval to the disclosure of the Confidential Information;

PROVIDED THAT any Confidential Information disclosed pursuant to Sections 13(b)(1) or 13(b)(2) shall be disclosed only after a notice has been given to the other party, unless it is not reasonably practicable to do so in the circumstances.

(c)           The Partnership and the General Partner agree that because of the proprietary nature of the information described in Section 13(a), damages may not be an adequate remedy for any breach of the obligations of the Partnership or the General Partner under this Section 13 and therefore agrees that the Advisor will be entitled to seek specific performance and any other form of equitable or interim remedies to protect its interests and enforce the obligations of the Partnership and/or the General Partner under this Section 13.

(d)           The Partnership and the General Partner agree that they shall not copy, misuse, misappropriate or reverse engineer or otherwise appropriate or make use of the Aspect Confidential Information other than as specifically envisaged by the terms of this Agreement.

(e)           The obligations in this Section 13 to keep any such data secret and strictly confidential shall continue to apply for a period of 5 years after the expiry or termination of this Agreement, howsoever terminated.

13.           Miscellaneous

(a)           Complete Agreement. This Agreement, together with the Exclusivity and Non-Competition Agreement and the side letter relating to the Advisor’s proprietary investment in the Partnership, constitute the entire agreement between the parties with respect to the matters referred to herein, and no other agreement, verbal or otherwise, shall be binding as between the parties unless it is in writing and signed by the party against whom enforcement is sought.  Notwithstanding anything to the contrary in this Agreement, whether express or implicit, the parties to this Agreement agree that to the extent that any information is to be provided to the Partnership in relation to the FSA Rules, including without limitation, the Execution Policy or the Advisor's written conflicts of interest policy, then such information is solely in relation to the obligations on the Advisor as an FSA regulated firm subject to Markets in Financial Instruments Directive 2004/39/EC (“MiFID”) and shall not form any contractual obligations on the Advisor.

(b)           Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party, such consent not to be unreasonably withheld or delayed. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

(c)           Amendment; Waiver. This Agreement may not be amended except by the written consent of the parties. No waiver of any provision of this Agreement may be implied from any course of dealing between the parties or from any failure by a party to assert its rights under this Agreement on any occasion or series of occasions.

(d)           Severability. If any provision of this Agreement, or the application of any provision to any person or circumstance, shall be held to be inconsistent with any law, ruling, rule or regulation, the remainder of this Agreement, or the application of the provision to persons or circumstances other than those as to which it is held inconsistent, shall not be affected thereby.

(e)           Notices. All notices required or desired to be delivered under this Agreement shall be in writing and shall be effective when delivered personally on the day delivered, or, when given by registered or certified mail, postage prepaid, return receipt requested, on the day of receipt, addressed as follows (or to such other address as the party entitled to notice shall designate):
If to the Partnership and the General Partner:	Steben & Company, Inc. 2099 Gaither Road, Suite 200 Rockville, Maryland 20850 United States Attention: Kenneth E. Steben, President

If to the Advisor:	At the address on page 1 above.

(f)           Survival. The duties and obligations of confidentiality set forth in this Agreement, the obligations to make any payments of fees payable to the Advisor as set forth in Section 2 hereof accrued prior to the date of termination of this Agreement and the indemnities set forth in Section 9 hereof shall survive any termination of this Agreement.

(g)           Governing Law. This Agreement shall be governed by and construed in accordance with New York law (excluding the law thereof which requires the application of, or reference to, the law of any other jurisdiction).

(h)           Agreement Not Exclusive. The Advisor's present business is advising with respect to the purchase and sale of commodity interests. The services provided by the Advisor hereunder are not to be deemed exclusive. The Partnership and General Partner acknowledge that, subject to the terms of this Agreement and the terms of the Exclusivity and Non-Competition Agreement, the Advisor may render advisory, consulting and management services to other clients for which it may charge fees similar or different from those charged to the Partnership. The Advisor shall be free to advise others and manage other accounts during the term of this Agreement and to use the same or different information, computer programs and trading strategies which it obtains, produces or utilizes in the performance of services for the Partnership. The Advisor and its Affiliates shall not be liable to account to the Partnership for any profit, commission or remuneration made or received from or by reason of such transactions or any connected transactions and the Advisor’s fees shall not be abated thereby.

(i)           The Offering of Units and Right to Approve Offering Materials.  The Partnership, the General Partner and Advisor agree to cooperate and use their best efforts in connection with: (a) the Partnership’s preparation and periodic updating of the Partnership’s Prospectus, regulatory filings or offering materials (which must be approved by each party hereto with respect to those portions describing it and the activities to be performed by it) in a manner not inconsistent with this Agreement, as reasonably deemed necessary or desirable by the General Partner in connection with the offering of Units and (b) the taking of such other actions not inconsistent with this Agreement as the General Partner may reasonably determine to be necessary or advisable in order to make the offer and sale of Units lawful in such jurisdictions as the General Partner may deem appropriate.  The Partnership and the General Partner each agree that it shall not distribute the Prospectus or other offering materials (including marketing materials) that reference the Advisor, this Agreement or the transactions or arrangements contemplated herein without the prior written approval of the Advisor.   The Advisor shall promptly review such materials as they relate to the Advisor as promptly as practicable.

(j)           Independent Contractor. This Agreement is not a contract of employment, and nothing contained herein shall be construed to create an exclusive relationship or the relationship of employer or agent and principal or a joint venture or partnership between the parties hereto, except as otherwise expressly set forth herein. Each of the Partnership, the General Partner and the Advisor is an independent contractor and shall be free to exercise its judgment and discretion with regard to the conduct of its business except as otherwise limited herein.

(k)           Dealing Arrangements.  The Advisor does not enter into Dealing Arrangements (as defined in the FSA Rules) with brokers or other third parties (meaning the soft-commission type arrangements entered into for the receipt of goods or services that relate to the execution of trades or the provision of research, under which an investment manager executes customer orders with a specific broker).

(l)           Counterparts. This Agreement may be executed in one or more counterparts, including via facsimile, all of which together shall constitute one original Agreement.  Signatures of representatives of the parties as received by facsimile machine shall constitute “original” signatures.  Any reproduction of this Agreement by reliable means shall be considered an original of this contract.

(m)           Headings. Headings to sections and subsections in this Agreement are for the convenience of the parties and are not a part of or affect the meaning of this Agreement.

(n)           Definitions. Terms used but otherwise not defined herein, shall have the meaning ascribed to such term in the Prospectus.

Remainder of page left blank intentionally.  Signature page follows.

IN WITNESS WHEREOF this Advisory Agreement has been executed for and on behalf of the undersigned as of the date first above written.

The Partnership:	The Advisor:
Aspect Global Diversified Fund, LP By: Steben & Company, Inc., its General Partner ____________________________________ Kenneth E. Steben, President	Aspect Capital Limited By: ______________________________________ Director Aspect Capital Limited
The General Partner:
Steben & Company, Inc. By: ____________________________________ Kenneth E. Steben, President

SCHEDULE 1

DISCLOSURE DOCUMENT

SCHEDULE 2

INFORMATION ON ASPECT CAPITAL LIMITED’S (“ASPECT”) EXECUTION POLICY FOR PROFESSIONAL CLIENTS

THE INFORMATION SET OUT BELOW HAS BEEN PROVIDED FOR INFORMATION ONLY.  IT DOES NOT FORM PART OF ANY AGREEMENT WITH YOU AND IS NOT INTENDED TO BE CONTRACTUALLY BINDING

Scope and application of the Execution Policy

The requirement to provide our clients with the information set out below on Aspect's Execution Policy results from the implementation of the Markets in Financial Instruments Directive, 2004/39/EC (MiFID) in the Conduct of Business Sourcebook of the Financial Services Authority's Handbook.

Aspect has established and implemented an Execution Policy, which is designed to allow Aspect to take all reasonable steps to obtain the best possible result for the execution of your orders.  This means that we have in place a policy and procedures that are designed to obtain the best possible result for the execution of your orders, subject to and taking into account any specific instructions from you, the nature of your orders and the nature of the markets and products concerned.

Best execution obligation

Following the implementation of MiFID, Aspect is obliged to take all reasonable steps to obtain the best possible result for its clients when we execute, or place or transmit, orders with other entities for execution in respect of financial instruments covered by MiFID, taking into account price, costs, speed, likelihood of execution and settlement, size, nature, type and characteristics of financial instruments, characteristics of the execution venues and other relevant considerations.

Where Aspect executes an order through DMA, it will do so having regard to the factors referred to above.

While we will take all reasonable steps, based on the resources available to us, to satisfy ourselves that we have processes in place that can reasonably be expected to lead to the delivery of the best possible result for our clients, we cannot guarantee that we will always be able to provide best execution of every order executed on your behalf, particularly where you give us specific instructions as to all or part of your order.

Our commitment to provide you with "best execution" does not mean that we owe you any fiduciary responsibilities over and above those resulting from our formal contractual relationship.

Specific instruction

Where you provide us with a specific instruction in relation to your entire order, or any particular aspect of your order, we may execute the order in accordance with your instructions. However, please note that if you provide us with a specific instruction, this may prevent us from following some or all of the steps in our Execution Policy that are designed to obtain the best possible result for the execution of your orders. In following your instructions we will be deemed to have taken all reasonable steps to provide the best possible result in respect of the order or aspect of the order covered by your specific instructions.

Entities to which orders are transmitted

Unless specifically instructed otherwise, we will use one of a selection of approved brokers for the execution of orders (a list of such entities is included in the Execution Policy) that enable us to obtain on a consistent basis the best possible result for the execution of client orders.

In deciding which entity to use for the execution of an order we will take into account the execution factors stated above.

In certain financial instruments, there may only be one entity that we can transmit an order to for execution, and in executing a trade in such circumstances we will presume that we have provided the best possible result in respect of these types of financial instruments.

Monitoring and Review

We will review the Execution Policy annually and monitor compliance with the Execution Policy on a regular basis.